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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 21, 2008

To the Stockholders of Cimarex Energy Co.:

The Annual Meeting of stockholders of Cimarex Energy Co. will be held on Wednesday, May 21, 2008, at 9:30 a.m. Central Time, at the Doubletree Hotel, 616 West Seventh Street, Tulsa, Oklahoma 74127, for the following purposes:

  1.
  Elect three directors for terms expiring in 2011.

  2.
  Ratify the appointment of the independent auditors for 2008.

  3.
  Transact any other business as may properly come before the meeting.

Stockholders of record at the close of business on March 26, 2008 are entitled to notice of and to vote at the meeting. During the period May 9 through May 20, 2008, you may examine the stockholders' list at our offices. The stockholders' list will also be available at the meeting.

IMPORTANT

Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

  •
  By phone, call 1-866-894-0537
  •
  On the internet, log on to www.continentalstock.com
  •
  By mail, mark, sign, date and promptly return the proxy card in the postage-prepaid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Mary K. Rohrer Corporate Secretary

Date: April 11, 2008

CIMAREX ENERGY CO.
PROXY STATEMENT

i

ii

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS—May 21, 2008

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

We provide you with this proxy statement to solicit your vote at our 2008 Annual Meeting of Stockholders. This proxy statement and our annual report to stockholders are also available at www.cimarex.com.

The Annual Meeting will be held at at 9:30 a.m. Central Time, at the Doubletree Hotel, 616 West Seventh Street, Tulsa, Oklahoma 74127. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

The proxy materials will be mailed to stockholders on or about April 11, 2008. All properly executed and delivered written proxies will be voted at the Annual Meeting. If you are a stockholder of record at the close of business on March 26, 2008, the record date, you may vote at the Annual Meeting, or at adjournments or postponements of the Annual Meeting.

GENERAL INFORMATION

1.     Who can vote?

Stockholders holding shares of our common stock as of the close of business on March 26, 2008, may vote at the Annual Meeting, or at any adjournment or postponement. You have one vote for each share of common stock held as of the record date that may be voted on each proposal presented at the Annual Meeting.

2.     What is the record date and what does it mean?

The record date established by our Board of Directors for the Annual Meeting is March 26, 2008. Owners of record of our common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and at any adjournment or postponement.

3.     How many shares of Cimarex common stock were outstanding on the record date?

At the close of business on March 26, 2008, the record date, there were 83,049,326 shares of common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only class of stock entitled to vote.

4.     How do I vote?

You can vote in person at the Annual Meeting or by proxy. If you directly own your shares, you have three ways to vote by proxy:

  •
  connect to the Internet at www.continentalstock.com;

  •
  call 1-866-894-0537; or

  •
  complete, sign and date the proxy card and mail it back to us.

Complete instructions for voting your shares can be found on your proxy card.

If you change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting.

There are four ways to revoke your proxy:

  •
  connect to the Internet at www.continenalstock.com;

  •
  call 1-866-894-0537;

  •
  write our Corporate Secretary, Mary Kay Rohrer, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518; or

  •
  deliver a notice of revocation to the Inspector of Election at the Annual Meeting.

5.     How do I vote if my shares are held in street name?

If your shares are held in the name of your broker, a bank, or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please sign, date and promptly return the instruction card you received from your broker, bank or other nominee, in accordance with the instructions on the card. You may vote by the Internet or telephone if your bank or broker makes those methods available, in which case you can follow the instructions on the card. If you wish to vote your "street name" shares directly, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your bank, broker, or other nominee if you wish to do so.

6.     What happens if I do not specify a choice for a proposal when returning a proxy?

You should specify your choice for each proposal on the proxy card. If you do not specify your choice and sign the proxy card, your shares will be voted "FOR" the election of Cimarex director nominees and ratification of independent auditors and "AGAINST" any stockholder proposal.

7.     How do I vote shares held in my 401(k) account?

401(k) Plan participants who have shares of Cimarex stock credited to their Plan account as of March 26, 2008, will receive a proxy card that serves as a voting instruction card. You may instruct the Trustee how to vote your shares, and the Trustee will vote your shares in accordance with your instructions. If you do not sign and return the proxy card to indicate your instructions, the Trustee will vote your shares in the same proportion as shares were voted by other Plan participants.

8.     What happens if other matters come up at the Annual Meeting?

We do not know of any other matters that will be voted on at the Annual Meeting. If other matters are properly presented, the proxy holders, F. H. Merelli, Cimarex's Chairman of the Board, Chief Executive Officer and President, and Paul Korus, Cimarex's Vice President, Chief Financial Officer and Treasurer, will vote your shares at their discretion.

9.     Who will count the votes?

A representative of Continental Stock Transfer & Trust Company, an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election.

10.   What is a "quorum"?

A "quorum" is a majority of the outstanding shares of common stock and is required to hold the Annual Meeting. A quorum is determined by counting shares of common stock present in person at the Annual Meeting or represented by proxy. If you submit a properly executed proxy, you will be considered part of the quorum even if you abstain from voting. Shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") are treated as present for the purposes of determining a quorum.

11.   Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of Cimarex, persons holding validly executed proxies from stockholders who held Cimarex common stock on March 26, 2008, and invited guests of Cimarex.

12.   How many votes must each proposal receive to be adopted?

  •
  With respect to Proposal 1, the election of directors, each nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Votes cast will not include broker non-votes or abstentions.

  •
  Proposal 2 for the ratification of independent auditors must receive the affirmative vote of a majority of the shares present and entitled to vote.

13.   How are votes counted?

Votes are counted in accordance with our By-laws and Delaware law. A broker non-vote counts in determining a quorum but does not count in electing the directors or on Proposal 2. If a stockholder returns an executed proxy card but does not indicate how his or her shares are to be voted, the shares covered by such proxy card will be included in determining if there is a quorum and will also be counted as votes "FOR" the election of our director nominees and ratification of independent auditors and "AGAINST" any stockholder proposal. Shares will not be voted at the Annual Meeting if a properly executed proxy card covering those shares has not been received and the holder does not vote in person at the Annual Meeting.

14.   Do I have to vote?

No. However, we strongly urge you to vote. You may vote for all, some or none of Cimarex's director nominees. You may abstain from voting or vote "FOR" or "AGAINST" Proposal 2.

15.   How can I view the stockholder list?

You may view a stockholder list at the Annual Meeting or at our offices at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 during ordinary business hours during the period May 9 through May 20, 2008.

16.   Who pays for the proxy solicitation related to the Annual Meeting?

Cimarex does. In addition to sending you these materials, some of our directors and management may contact you by telephone, mail, e-mail or in person. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials.

17.   If I want to submit a stockholder proposal for the 2009 Annual Meeting, when is it due?

If you want to submit a proposal for possible inclusion in next year's proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 7, 2008. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

If a stockholder wants to bring any matter before the 2009 Annual Meeting that is not included in the 2009 Proxy Statement, the stockholder must provide written notice of a matter to be brought before the 2009 Annual Meeting between February 10, 2009 and February 20, 2009. If the 2009 Annual Meeting is held more than 30 days before or after May 21, 2009, then the stockholder's written notice must be received not later than the close of business on the tenth day following the day on which the notice of the date of the 2009 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

18.   How can I obtain a copy of the Annual Report on Form 10-K?

A copy of Cimarex's 2007 Annual Report on Form 10-K is included in Cimarex's annual report to stockholders that is being mailed with this proxy statement. If you do not receive a copy, you may obtain one free of charge by writing, calling or faxing our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494.

PROPOSAL 1. ELECTION OF DIRECTORS

Our current Board of Directors consists of 10 members and is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

The terms of the three Class III directors, Glenn A. Cox, David A. Hentschel and L. Paul Teague, will expire at the 2008 Annual Meeting. Mr. Cox has notified the Board of Directors that he does not intend to stand for re-election. At its February 28, 2008 meeting, the Board of Directors decided not to nominate a candidate to fill the vacancy, resulting in nine members on the Board of Directors apportioned as follows: four Class I directors, three Class II directors and two Class III directors. Our Certificate of Incorporation provides that if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease shorten the term of any incumbent director.

As a result, our Nominating Committee recommended that F. H. Merelli, currently one of the four Class I directors, run for re-election at the 2008 annual meeting as a Class III director. If Mr. Merelli is not elected as a Class III director, in compliance with our Certificate of Incorporation which provides that his term shall not be shortened, he will remain a Class I director whose term expires in 2009.

Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class III nominees to serve for three years or until his successor is elected and qualifies. If prior to the Annual Meeting one or more of the nominees becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Nominating Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board of Directors, as well as each of our continuing directors, is set forth below:

NOMINEES FOR DIRECTORS

Class III Directors—Terms Expiring 2011

David A. Hentschel Retired Chairman and CEO Occidental Oil and Gas Corporation Age—74	Director Since 2002
Member—Compensation and Governance Committee

Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc., a global energy company located in Calgary, Alberta, Canada.

F. H. Merelli Chairman of the Board, CEO, President Cimarex Energy Co. Denver, Colorado Age—72	Director Since 2002

Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation, Houston, Texas, an exploration and production company traded on the NYSE.

L. Paul Teague Retired Executive Texaco USA Age—73	Director Since 2002
Member—Compensation and Governance Committee

With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

Each director will be elected if he receives more "FOR" votes than "AGAINST" votes. Our Board of Directors recommends a vote "FOR" all nominees.

CONTINUING DIRECTORS

Class I Directors—Terms Expiring in 2009

Jerry Box Retired President and COO Oryx Energy Company Age—69	Director Since 2005
Member—Compensation and Governance Committee

Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter Resources from March 1999 to June 2005. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy and its predecessor company, Sun Oil Company. Currently, director and chairman of the board of Newpark Resources, Inc., The Woodlands, Texas, an oilfield services company traded on the NYSE.

Paul D. Holleman Retired Partner Holme Roberts & Owen LLP Age—76	Director Since 2002
Member—Audit Committee

Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. At Holme Roberts, he served as legal counsel to Key Production Company, Inc. and other oil and gas companies. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

Michael J. Sullivan Partner Rothgerber, Johnson & Lyons LLP Casper, Wyoming Age—68	Director Since 2002
Member—Compensation and Governance Committee

Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner of the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, a global food and food ingredients producer headquartered in Tralee, Ireland; director and member of CSR committee and governance committee of Allied Irish Bank Group, Dublin, Ireland; director and member of the governance committee of First Interstate BancSystem, Billings, Montana and director and member of the compensation and governance and audit committee of Slatten Construction, Inc., Great Falls, Montana.

Class II Directors—Terms Expiring in 2010

Cortlandt S. Dietler Owner, Poison Spider Oil Company LLC Denver, Colorado Age—86	Director Since 2002
Member—Audit Committee

Founded TransMontaigne Inc. in 1995 and served as its chairman, president and chief executive officer until September 1999 and chairman until its sale to Morgan Stanley Capital Group in 2006. Founder, chairman and chief executive officer of Associated Natural Gas Corporation which was sold to Panhandle Eastern Corporation (PanEnergy) in 1994 and advisory director to the PanEnergy Board prior to its merger with Duke Energy Corporation in 1997. Founder of Western Crude Oil, Inc., which was sold to Reserve Oil and Gas Company in 1977, which was then sold to Getty Oil Company in 1981. Founder of Western Crude Marketers, Inc. which was sold to Permian Corporation, which was sold to Occidental Petroleum Corporation in 1960. Recently founded Poison Spider Oil Company LLC. Currently director of Hallador Petroleum Company (HPCO.OB), Ellora Energy and Nytis Exploration Company, chairman of National Energy Acquisition Co. and former director of Forest Oil Corporation (NYSE:FST), all oil and gas exploration and production companies.

Hans Helmerich President, CEO, Director Helmerich & Payne, Inc. Tulsa, Oklahoma Age—49	Director Since 2002
Member—Compensation and Governance Committee

Director of Helmerich & Payne, Inc. since 1987. President and Chief Executive Officer of Helmerich & Payne, Inc. since 1989. Director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and Trustee of The Northwestern Mutual Life Insurance Company.

Monroe W. Robertson Private investor Age—58	Director Since 2005
Chairman—Audit Committee

Currently a private investor. Mr. Robertson was with Key Production Company, Inc., a company acquired by Cimarex in 2002, for 10 years until retirement in March 2002. He held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Director, chairman of the audit committee and member of the compensation and nominating committee of Basic Earth Science System, Denver, Colorado, an independent exploration and production company.

PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2008. KPMG has been our independent auditors since October 1, 2002.

We are asking that stockholders ratify the appointment of KPMG as independent auditors. If stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider this appointment. A KPMG representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

A majority of the shares present and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as Cimarex's independent auditors for 2008. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for 2008.

See Independent Registered Public Accountants for information regarding auditor fees and services and the Audit Committee Report.

CORPORATE GOVERNANCE

Prudent corporate governance is critical for the trust and confidence of investors, employees, suppliers, business partners, and stockholders. Cimarex corporate governance is based on high ethical standards and the awareness that our actions must be based on the best interests of the stockholders.

Independence of Board Members

Our Corporate Governance Guidelines require that a majority of our Board of Directors must be independent as defined by applicable laws, rules, regulations and listing standards. We comply with all criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations. Based upon NYSE standards, all Board members are independent, except the Chairman of the Board who is also our Chief Executive Officer and President.

Our Board annually reviews the status of each director to confirm that the director meets the independence standards. If any relationship exists that is not covered by these standards, the Board determines whether the relationship is material and whether the director should be deemed independent. The Board may determine independence if it finds that the director is independent of management and free from any relationship that would interfere with the director's independent judgment.

Our Code of Business Conduct includes provisions pertaining to conflicts of interest. The Code provides that no relationship involving a director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial shall be a conflict of interest within the meaning of the Code.

Applying our Corporate Governance Guidelines and our Code of Business Conduct, the Board has affirmatively determined that each of our current directors, with the exception of our Chairman and Chief Executive Officer, F. H. Merelli, has no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines, Code of Business Conduct and the listing standards of the NYSE. Our Audit, Compensation and Governance, and Nominating Committees are comprised entirely of independent directors.

Meetings and Executive Sessions of the Board of Directors and its Committees

During 2007, our Board of Directors held four meetings. Our Board has an Audit, a Compensation and Governance and a Nominating Committee. During 2007, the Audit Committee met eight times and the Compensation and Governance Committee met four times. The Nominating Committee was formed as a separate committee in September 2007 and did not meet during 2007. Each director attended at least 75 percent of the Board meetings and the meetings of each committee on which he served.

The non-management members of the Board and its Committees meet from time to time in executive session. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. During 2007 the non-management directors met four times in executive session, the non-management members of the Audit Committee met in executive session four times, and the non-management members of the Compensation and Governance Committee met in executive session two times.

Each year the directors select a lead director to preside over Board executive sessions. Mr. Hentschel served as lead director during 2007. On December 11, 2007, the Board selected Mr. Holleman to serve as lead director for 2008.

Director Attendance at the Annual Meeting

The Board encourages all directors to attend the Annual Meeting, and all of our directors attended our 2007 Annual Meeting.

Board Committees

The Board of Directors has established three standing committees to assist in carrying out its duties: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. Each committee has adopted a charter that complies with the corporate governance rules adopted by the SEC and the NYSE listing standards. These charters may be found on our website at www.cimarex.com. A printed copy of each charter may be obtained by contacting our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, CO 80203-4518, telephone (303) 295-3995.

Audit Committee

Members	Functions of Committee
Monroe W. Robertson, Chairman†	•	Appoints independent auditors
Glenn A. Cox†	•	Approves nature and scope of services of
Cortlandt S. Dietler†		independent auditors and reviews range of fees
Paul D. Holleman		for such services
	•	Oversees Cimarex's internal audit function
† Financial Expert	•	Reviews qualification and independence of independent auditors
	•	Monitors integrity of Cimarex's financial statements
	•	Monitors compliance with legal and regulatory requirements

The Audit Committee consists of four non-employee directors who meet the NYSE standards of independence and financial literacy, and three of four members of the Committee qualify as a "financial expert" as defined by the Securities and Exchange Commission. No Audit Committee member serves on more than three audit committees of public companies, including Cimarex's Audit Committee. Cimarex maintains an internal audit department to provide management and the Audit Committee with ongoing assessments of Cimarex's system of internal controls.

Cimarex's independent auditor reports directly to the Audit Committee. The Audit Committee provides an open avenue of communication between the internal auditors, the independent auditor and the Board. Interested parties may contact the Audit Committee members by following the process outlined under Process for Communication with the Board in this Corporate Governance section.

Compensation and Governance Committee

Members	Functions of Committee
L. Paul Teague, Chairman	Compensation Functions
Jerry Box	•	Recommends CEO compensation for approval
Hans Helmerich		by Board
David A. Hentschel	•	Recommends executive officer compensation
Michael J. Sullivan		for approval by Board
	•	Recommends director compensation
	•	Reviews and recommends Compensation Discussion and Analysis disclosures
	•	Determines amount and terms of equity awards
	•	Reviews and approves long-term incentive plans
Governance Functions
	•	Oversees evaluation of performance of the Board, its committees and the CEO
	•	Oversees corporate governance
	•	Develops plans for managerial succession

The Committee consists of five independent, non-employee directors. Four of the five Committee members have extensive executive experience in administering compensation for oil and gas exploration and production companies. The fifth member has managed compensation matters as a state governor, U.S. ambassador, and a law firm partner.

Compensation Functions.    The Committee establishes and administers our executive compensation program. The Committee recommends for approval by the independent directors compensation to be paid or delivered to the Chief Executive Officer (CEO) and the executive officers named in the Summary Compensation Table in this proxy statement (referred to throughout this document as the Named Executive Officers or NEOs). The outside directors of the Committee approve performance standards for the plans.

The Committee uses the services of a compensation consultant for research and advice regarding the form and amount of executive and director compensation. Our Vice President of Human Resources also reviews and analyzes the compensation practices of peer group companies and presents this information to the Committee. The CEO communicates with the Committee regarding performance of the NEOs and makes recommendations regarding base salary, annual cash incentive awards and long-term equity incentive awards (see Compensation Discussion and Analysis).

The Committee's compensation consultant performs executive compensation services only at the request of the Committee and does not perform services for management. In 2007, the Committee used Deloitte Consulting LLP. For 2008, the Committee has engaged Longnecker & Associates as its compensation consultant.

Compensation and Governance Committee Interlocks and Insider Participation.    Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly-held company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Governance Functions.    The Committee develops and recommends to the Board corporate governance principles. The Committee oversees the process of annual performance evaluations for the Board and each committee, reviews and makes recommendations regarding Cimarex's Corporate Governance Guidelines and provides recommendations regarding director educational programs.

Nominating Committee

Members	Functions of Committee
Paul D. Holleman, Chairman	•	Determine desired board skills and attributes.
Jerry Box	•	Recommends individuals to Board for
Glenn Cox		nomination, election or appointment as
Cortlandt Dietler		members of the Board and its committees
Hans Helmerich	•	Recommend candidates to serve on the Board
David A. Hentschel		and to stand for election at annual meeting
Monroe W. Robertson		of stockholders or to fill vacancy occurring
Michael J. Sullivan		between meetings
L. Paul Teague	•	Recommend Committee appointments
	•	Sole authority to retain and terminate any search firm to identify director candidates

The Nominating Committee was formed as a separate Committee on September 18, 2007 and is comprised of all independent directors. Previously the nominating functions were performed by the Compensation and Governance Committee. The Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including (a) personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders, (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business and (e) familiarity or experience in the oil and gas exploration and production business.

Each director nominee is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with an important capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by stockholders. For the 2008 Annual Meeting, the Committee did not receive nominations from a stockholder prior to the deadline for stockholder nominations. Stockholders who wish to nominate persons for election as directors at the 2009 Annual Meeting must submit a timely written notice complying with Cimarex's By-laws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the stockholder's written notice must be received between February 10, 2009 and February 20, 2009. If the 2009 Annual Meeting is held more than 30 days before or after May 21, 2009, the written notice must be received no later than the close of business on the tenth day after we mail Notice of the Annual Meeting to our stockholders.

Board/Committee Evaluations

During 2007, the Board of Directors and each committee participated in a self-assessment or evaluation of the effectiveness of the Board and its committees.

Director Education

Cimarex encourages director participation in seminars and conferences and other opportunities for director education. In 2008, a majority of our directors attended an educational program designed by National Association of Corporate Directors, a nationally recognized board educational organization.

Each of our directors is a member of that organization. We subscribe and make available to our Committee members various informational and educational newsletters and online services.

Service on Boards of Other Public Companies

Cimarex does not prevent directors from simultaneously serving on other public company boards. Our Corporate Governance Guidelines recommend that (i) the Chief Executive Officer serve on the Board of no more than three public companies, including Cimarex, and (ii) all other directors serve on the Board of no more than five public companies, including Cimarex. All directors comply with this guideline.

Director and Management Stock Ownership

The Corporate Governance Guidelines provide that each non-management director is required to own Cimarex stock in an amount equal to three times his annual Board cash retainer, the Chief Executive Officer is expected to own stock in an amount equal to five times his annual base salary, and each executive officer who reports to the Chief Executive Officer is expected to own three times his annual base salary. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership, but shares subject to options are not counted.

Corporate Governance Guidelines and Code of Ethics

The Corporate Governance Guidelines address matters such as qualifications of directors, standards for independence of directors, election of directors, responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, both directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

Cimarex has adopted a code of ethics, known as the "Code of Business Conduct," that applies to all directors, officers and employees. The Code of Business Conduct is a guideline to promote honest and ethical conduct, maintain a corporate climate in which integrity and dignity of each individual is valued, assure compliance with laws and assure proper use of Cimarex's assets. Cimarex will post on its website all waivers to or amendments to its Code of Business Conduct that are required to be disclosed by applicable law and rules of the NYSE listing standards. Currently, Cimarex does not have nor does it anticipate any waivers to or amendments of its Code of Business Conduct.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.cimarex.com. Printed copies of these documents may be obtained by contacting our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, CO 80203-4518, telephone (303) 295-3995

Web Access

Cimarex provides access through its website (www.cimarex.com) to current information relating to corporate governance, including a copy of each of the Board's standing committee charters, our Corporate Governance Guidelines, the Code of Business Conduct, biographical information regarding our directors and executive officers and complaint and reporting procedures.

Process for Communication with the Board

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the lead director for his review. The lead director may take any action deemed appropriate or necessary, including retaining independent or outside counsel, accountants or other advisors. No adverse action will be taken against any individual making any such communication to the lead director.

DIRECTOR COMPENSATION

Overview

Our Board has extensive experience in the oil and gas industry. There is intensive competition for directors who are knowledgeable about our industry. To retain and continue to attract directors with this experience, our director compensation must be competitive with that paid by peer companies.

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") administers our director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing director compensation as we use in reviewing executive base salary. See Comparison Groups under Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies.

Non-Management Director Compensation

To align the interest of shareholders and our directors, total annual non-management director compensation is approximately two-thirds equity awards and one-third cash. The following represents the annual retainer and fee structure applicable to 2007 director compensation:

Equity Retainer	$100,000
Annual Cash Retainer	$40,000
Committee Chair	$10,000
Attendance at Board Meeting	$1,500
Attendance at Committee Meeting	$1,000
Lead Director per Meeting Fee	$1,000

The equity retainer is in the form of restricted stock that vests over three years in one-third increments. All non-management directors annually receive a number of shares of restricted stock based on a fixed cash value, currently $100,000. The number of shares is determined by dividing $100,000 by the average of the highest and lowest prices of Cimarex stock on the date of grant.

The cash compensation is principally in the form of an annual retainer fee. We also pay board and committee meeting attendance fees and committee chair and lead director service fees. Directors receive quarterly dividend payments on their non-vested restricted stock.

During 2007, we paid or awarded our directors the following compensation:

Name	Annual Cash Retainer and Meeting Fees	Stock Awards (Grant Date Fair Value)
Jerry Box	$50,000	$100,000
Glenn A. Cox	$53,000	$100,000
Cortlandt S. Dietler	$54,000	$100,000
Hans Helmerich	$50,000	$100,000
David A. Hentschel	$54,000	$100,000
Paul D. Holleman	$54,000	$100,000
Monroe W. Robertson	$64,000	$100,000
Michael J. Sullivan	$50,000	$100,000
L. Paul Teague	$60,000	$100,000

Determination of Director Compensation

Our Committee is sensitive to the potential for a perceived conflict of interest in setting director compensation. To minimize the potential for perceived conflict of interest, the Committee uses a compensation consultant to evaluate and recommend director compensation. From 2002 to 2007, the Committee used Deloitte Consulting LLP. In 2008, the Committee engaged Longnecker & Associates to review director compensation.

Within general guidelines provided by the Committee, the compensation consultant reviews director compensation every other year and recommends appropriate changes. The Committee, after reviewing the consultant's recommendations with the CEO and Vice President of Human Resources, recommends director compensation for Board consideration and approval at the annual May board meeting. The Committee did not review or make adjustments to director compensation in 2007.

The bi-annual review of director compensation is principally based on public information about comparison group compensation. For additional reference, the Committee also compares director compensation with companies that are not in the oil and gas business, but with similar market capitalization.

We reimburse our non-management directors for reasonable transportation and accommodation expenses to attend Board and committee meetings. In lieu of reimbursement of travel expenses, some non-management directors may occasionally travel to or from Board and Committee meetings on the Cimarex aircraft.

In compliance with Securities and Exchange Commission regulations, the following table reports compensation paid to non-management directors during 2007:

2007 DIRECTOR COMPENSATION

Name	Annual Cash Retainer and Meeting Fees(1)	Stock Awards(2)	Dividends on Restricted Stock	Total
Jerry Box	$50,000	$71,128	$575	$121,703
Glenn A. Cox	$53,000	$77,532	$643	$131,175
Cortlandt S. Dietler	$54,000	$77,532	$643	$132,175
Hans Helmerich	$50,000	$77,532	$953	$128,485
David A. Hentschel	$54,000	$77,532	$643	$132.175
Paul D. Holleman	$54,000	$77,532	$643	$132,175
Monroe W. Robertson	$64,000	$59,464	$525	$123,989
Michael J. Sullivan	$50,000	$77,532	$953	$128,485
L. Paul Teague	$60,000	$77,532	$887	$138,419
(1)
The following table provides additional information regarding annual cash retainer and meeting fees for 2007:

Name	Annual Cash Retainer	Board Meeting Attendance Fees	Audit Committee Meeting and Chair Fees	Compensation and Governance Committee Meeting and Chair Fees	Lead Director Fees
Jerry Box	$40,000	$6,000	$—	$4,000	$—
Glenn A. Cox	$40,000	$6,000	$7,000	$—	$—
Cortlandt S. Dietler	$40,000	$6,000	$8,000	$—	$—
Hans Helmerich	$40,000	$6,000	$—	$4,000	$—
David A. Hentschel	$40,000	$6,000	$—	$4,000	$4,000
Paul D. Holleman	$40,000	$6,000	$8,000	$—	$—
Monroe W. Robertson	$40,000	$6,000	$18,000	$—	$—
Michael J. Sullivan	$40,000	$6,000	$—	$4,000	$—
L. Paul Teague	$40,000	$6,000	$—	$14,000	$—

(2)
The dollar amounts reported in this column reflect the expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) and thus include amounts from awards granted in and prior to 2007. The assumptions utilized in the calculation of these amounts are set forth in footnote 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2007.

The amounts reported in this column are derived from the following grants and their respective grant date fair value:

Director	Grant Date	No. of Shares	Grant Date Fair Value
Jerry Box	6/7/2005 5/17/2006 9/18/2007	1,743 2,477 2,637	$ $ $	70,000 100,000 100,000
Glenn A. Cox	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
Cortlandt S. Dietler	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
Hans Helmerich	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
David A. Hentschel	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
Paul D. Holleman	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
Monroe W. Robertson	12/13/2005 5/17/2006 9/18/2007	833 2,477 2,637	$ $ $	35,000 100,000 100,000
Michael J. Sullivan	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000
L. Paul Teague	5/19/2004 5/18/2005 5/17/2006 9/18/2007	1,829 1,979 2,477 2,637	$ $ $ $	50,000 70,000 100,000 100,000

The following table discloses the aggregate number of stock awards and option awards outstanding at December 31, 2007.

OUTSTANDING STOCK AWARDS AND OPTIONS AT DECEMBER 31, 2007

Director	Stock Awards	Option Awards
Jerry Box	4,869	—
Glenn A. Cox	4,948	10,000
Cortlandt S. Dietler	4,948	30,000
Hans Helmerich	4,948	10,000
David A. Hentschel	4,948	10,000
Paul D. Holleman	4,948	35,000
Monroe W. Robertson	4,566	—
Michael J. Sullivan	4,948	10,000
L. Paul Teague	4,948	16,667

Deferred Compensation Plan for Nonemployee Directors

In May 2004, we adopted a deferred compensation plan for nonemployee directors. The plan provides that a director may defer all or any portion of his compensation paid in cash or restricted stock for services as a director.

All cash amounts deferred earn interest through the date paid. The rate of interest earned for a calendar quarter shall be based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent. Cash dividends are paid on deferred restricted stock.

Deferred compensation is distributed upon the earlier of the date specified by the director in his election, termination of service as a director or termination of the plan. In addition, if Cimarex amends the plan following a change-in-control event, all account balances will be fully vested and paid in a single lump sum within 30 days. The definition of a change-in-control event is the same as the definition under the Cimarex 2002 Stock Incentive Plan. See Potential Payments upon Change-in-Control or Termination.

Acceleration of Vesting of Awards

The agreements granting stock and option awards to the directors provide for acceleration of vesting in the event of death, disability or a change-in-control event, as defined in the 2002 Stock Incentive Plan. See Potential Payments upon Change-in-Control or Termination.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Cimarex Energy Co. is an independent oil and gas exploration company. Our principal business objective is to consistently and profitably grow our proved reserves and production. Our executive compensation program is designed to retain the experienced professionals that we need to attain our business objective and to align their interests with our stockholders.

Overview

Our executive compensation program focuses on three principal elements:

  •
  Base salary

  •
  Annual cash incentive awards

  •
  Long-term equity incentive awards

We strive to pay a base salary and total compensation that are competitive with our peers. Annual cash incentive awards are at risk and are dependent upon growth in annual proved reserves and production and better than average relative stock price performance when compared to peers. Our long-term equity awards are intended to be retentive, encourage executive stock ownership and reward executives for three-year relative stock price performance that is above the 50th percentile when compared to peers. We do not specifically allocate between cash and equity-based compensation or between annual and long-term incentive compensation.

We provide a 401(k) defined contribution plan and supplemental savings plan that are also available to non-executive employees. These benefits are not considered material elements of our executive compensation program.

We do not consider perquisites or post-termination benefits in analysis of total compensation because (i) we provide limited perquisites and (ii) except for the CEO, NEO post-termination benefits are the same benefits available to all full-time employees. The CEO's employment agreement provides for additional benefits in the event of death, disability or termination without cause. These additional benefits are described under Potential Payments upon Change-in-Control or Termination.

Roles and Responsibilities

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") designs, implements and administers our executive compensation program. More specifically, the Committee develops the overall philosophy, objectives, structure and pay guidelines and, for elements that are dependent upon quantifiable measures, develops formulas to determine the awards. The Committee uses the services of an outside consultant to help carry out its responsibilities, especially in the area of program design. From 2002-2007, the Committee used Deloitte Consulting LLP as its compensation consultant. For 2008 the Committee has engaged Longnecker & Associates. Neither consultant performs services for management. The Committee also receives and reviews information provided by the Vice President of Human Resources.

The CEO plays a significant role in the compensation process. Because the CEO has close day-to-day association with the other NEOs and operation of the company, the Committee considers the CEO's involvement essential. The CEO provides the Committee with an oral annual assessment of Cimarex's overall financial and operational performance. He evaluates individual NEO performance and recommends base salary adjustments, annual cash incentive awards and long-term equity incentive awards. The CEO considers subjective factors that may include scope of responsibility, contribution to company performance, technical competence, managerial skills, time-in-position and future potential. The Committee has discretion to accept, reject or modify the CEO's recommendations.

The Committee's final recommendations of executive compensation are based upon: (i) review of competitive data; (ii) review of the results of the calculation for the annual cash incentive pool for distribution, (iii) informal, subjective and confidential review of the CEO's performance; (iii) review of the CEO's recommendations regarding compensation for the NEOs; and (iv) consideration of internal pay equity. The Committee relies upon its collective judgment and considers subjective information including credentials, length of service, experience, consistent performance and available competitive alternatives for our executive officers. The Committee, through its Chairman, delivers its final recommendations for approval by the independent members of the Board of Directors.

Structure and Purpose of our Executive Compensation Program

Our program provides a competitive compensation package, promotes our pay-for-performance philosophy and aligns the interests of our executives and stockholders.

  •
  Offering competitive compensation.  We pay a base salary and total compensation that are competitive with compensation practices of companies that we compete with for talent.

  •
  Rewarding company performance.  We align our annual cash incentive awards with company performance by tying a significant portion of these awards to growth in proved reserves and production. Our program design does not include designated individual personal performance objectives.

  •
  Aligning the interests of our executives with those of our stockholders.  Our annual cash incentive awards are designed to reward our executives for relative stock price performance, and our long-term equity incentive awards encourage executive stock ownership and reward executives for above-average relative stock price performance.

Comparison Groups

We use comparison group information as a resource in reviewing and making annual base salary adjustments and as a point of reference when reviewing total compensation. We also use a second comparison group to determine the peer stock performance factor in computing the annual cash incentive pool and in determining the number of performance shares that vest under our long-term incentive awards. The Compensation Committee reviews and approves of both comparison groups.

Our base salary and total compensation group consists of companies in our industry with market capitalization and revenue similar to ours. In 2007, the companies selected had market capitalizations ranging from $1 billion to $6 billion and/or revenue ranging from $500 million to $1.5 billion. Our 2007 base salary comparison group was comprised of:

Berry Petroleum Co.	Pioneer Natural Resources Co.
Cabot Oil & Gas Corp.	Plains Exploration & Production Co.
Comstock Resources Inc.	Pogo Producing Co.
Denbury Resources Inc.	Southwestern Energy Co.
Encore Acquisition Co.	St. Mary Land & Exploration Co.
Forest Oil Corp.	Stone Energy Corp.
Mariner Energy Inc.	Swift Energy Co.
Newfield Exploration Co.	Unit Corp.
Penn Virginia Corp.	Whiting Petroleum Corp.

The following companies were added to our 2007 base salary group because their market capitalization grew to a level similar to ours:

Berry Petroleum Co.	Penn Virginia Corp.
Comstock Resources Inc.	Stone Energy Corp.
Encore Acquisition Co.	Swift Energy Co.
Mariner Energy Inc.	Unit Corp.

Houston Exploration Co. and Range Resources Corp., companies included in our 2006 comparison group, were not included in 2007. Houston Exploration was sold to one of the members of the comparison group. Range Resources' market capitalization grew to a level much larger than ours.

We use a second comparison group comprised of companies in the Dow Jones U.S. Exploration & Production Index to determine our relative stock price performance. We use this comparison group because the companies are selected by an external party, resulting in an objective assessment of our relative stock price performance. In 2007 this group consisted of:

Anadarko Petroleum Corporation	Meridian Resource Corp.
Apache Corporation	Newfield Exploration Company
Cabot Oil & Gas Corporation	Occidental Petroleum Corporation
Chesapeake Energy Corporation	Pioneer Natural Resources Co.
Devon Energy Corp.	Stone Energy Corporation
EOG Resources Inc.	XTO Energy Inc.
Forest Oil Corp.

Key Elements of our Compensation Program

Base Salary

We strive to pay base salaries that are competitive with those paid for similar executive positions by other companies in our base salary comparison group. See Comparison Groups above for a list of the companies in our 2007 comparison group. Our Vice President of Human Resources compiles comparative data for presentation to the Compensation Committee and provides the information to the compensation consultant for review and analysis. In May of each year, the Committee recommends to the independent members of the Board for their approval base salary adjustments to be effective on June 1.

The salary range information is historical and is obtained from information in publicly-filed proxy statements and surveys. We compare like positions in our comparison group companies, but in many cases we use discretion and judgment because positions are not clearly aligned with our executive positions. Because the salary ranges are based upon historical information, we also adjust the ranges to estimate current salaries.

While the comparison market data provides guidance in making decisions on base salary adjustments, the Committee does not set compensation based on market data alone. The Committee also considers the CEO's recommendations and subjective information including credentials, length of service, experience, consistent performance and available competitive alternatives for our executive officers.

CEO Base Salary Adjustment.    The Committee considers whether the CEO's compensation is comparable to that of other CEOs in the base salary comparison group. Material factors that the Committee considers in its CEO compensation decisions include the CEO's 47 years of experience in the industry, his entrepreneurship, management development capabilities, Cimarex's history of profitable growth in proved reserves and production and any extraordinary transactions occurring or challenges faced during the year.

In 2007, the Committee and the independent members of the Board approved an approximate 7% increase in Mr. Merelli's salary to $766,000 from $715,000. The CEO's base salary complies with our internal pay equity guidelines that provide that the CEO's base salary will not exceed three times the base salary of the next highest salary.

2007 NEO Base Salary Adjustments.    The Committee considers comparison group information and the CEO's recommendations. The CEO orally provides the Committee with subjective executive performance information for each NEO. The CEO considers time-in-position, contribution to company goals, future potential, managerial skills, technical competence, area of responsibility and the overall performance of the company in making his base salary recommendations to the Committee. The Committee considers the CEO's recommendations and then exercises its judgment and discretion in making base salary recommendations to the independent members of the Board of Directors.

In May 2007, the Committee recommended and the Board approved base salary increases effective June 1, 2007 for the NEOs approximating 7%. Mr. Albi's salary was increased to $375,000 from $350,000; Mr. Bell's salary was increased to $310,000 from $290,000; Mr. Jorden's salary was increased to $407,000 from $380,000; and Mr. Korus' salary was increased to $375,000 from $350,000.

We estimate that our CEO and other NEO 2007 base salaries ranged from the 57th to 82nd percentile when compared to similar positions at companies in our base salary comparison group. In general, the greater the responsibility within the company, the greater the base salary.

Annual Cash Incentive Awards

The cash awards are designed to encourage attainment of specific company performance objectives: growth in proved reserves and production and better than average relative stock price performance. We award cash incentives from a company performance-based cash pool with a target that equals 100% of year-end annualized base salaries of participants in the pool. The targeted incentive cash bonus is attained when production and proved reserves grow by 5% and relative stock price performance is in the first quartile. The size of the pool is increased or decreased based upon the relationship of actual cash flow to targeted cash flow.

The entire potential cash incentive pool is at risk. There is no floor on the size of the cash incentive; it can be zero. The maximum amount of the CEO cash incentive pool is 200% of the CEO's year end annualized base salary, and the maximum amount of the NEO's cash incentive pool is 150% of the year-end annualized base salaries of participants in the pool. The Committee may not award more than the calculated cash incentive pool. However, the Committee may exercise its discretion and award less than the entire amount of the pool. There is no carry-over of amounts to future years if the total amount of the pool is not awarded.

The Committee and management selected the designated performance objectives because these objectives are the most direct indicators of Cimarex's growth and the objectives are easily verifiable. The Committee determines the levels of achievement for the growth in production and reserve factors and for stock price performance. In determining the levels achieved, the Committee considers the size of the reserve base, production levels, past peer group stock price performance, capital budget, forecasted production and reserve volumes, commodity price outlook, industry conditions, competitive outlook, effect on performance motivation, management retention and difficulty in achieving the goals.

The factors approved by the Committee in December 2006 for 2007 performance were:

Production Growth		Reserve Growth

% Increase	% Earned	% Increase	% Earned

0%	30%	0%	30%

1%	40%	1%	40%

2%	50%	2%	50%

3%	65%	3%	65%

4%	80%	4%	80%

5%	100%	5%	100%

10%	200%	10%	200%

11%	220%	11%	220%

12%	240%	12%	240%

Stock Price Performance

Quartile	% Earned

1	100%

2	75%

3	0%

4	0%

Each year the Committee reviews and approves weighting of the production, reserve and stock performance achievement factors based upon the Committee's assessment of their relative importance in influencing stockholder value. The weightings approved in 2006 for 2007 cash incentive awards were:

Weighting

Production growth	50%

Reserve growth	20%

Stock price	30%

Our annual cash incentive award program also takes into account the relationship of actual cash flow provided by operations (before changes in operating assets and liabilities) to a pre-determined forecast of cash flow. If actual cash flow exceeds the target, the total incentive pool available for distribution will be adjusted upwards. Similarly, if actual cash flow falls below forecast, the incentive pool will be reduced.

The cash flow forecast for 2007 determined in February 2007 was $859 million and was based on year-end 2006 monthly contract futures prices for oil and gas on the New York Mercantile Exchange. The forecast utilizes numerous other estimates, including production volumes, operating cost structure, financing costs and income taxes.

For 2007, the calculation of the cash incentive pool was as follows:

Performance Factor	Achievement	Performance Factor Earned	Weighting	Weighted Factor

Production growth	1%	40%	50%	20%

Reserve growth	11%	220%	20%	44%

Stock price	31st percentile	0%	30%	0%

Total:				64%

Relationship of actual cash flow to targeted cash flow				1.15

Incentive pool as a % of salaries				73%

2007 Awards.    As shown on the table above, in 2007 production grew by 1% resulting in a 40% earned production growth factor. Reflecting very positive results from the company's exploration and development program, proved reserves (adjusted for asset sales) grew by 11% resulting in a 220% reserve growth factor. Our stock price increased by 16.5% during 2007, but our relative stock price performance was below the comparison group median resulting in a 0% factor. Combined with their respective relative weightings, these achievements resulted in an amount equal to 64% of base salaries available for distribution to executives. Mostly because oil prices increased significantly above our beginning of year projection, actual 2007 cash flow of $986 million exceeded forecasted cash flow by 15%, resulting in an increase in the potential bonus pool to 73% of aggregate base salaries of the participants.

The Committee recommended and the independent directors approved a 2007 incentive cash award for the CEO of $520,000, representing 68% of the CEO's annualized 2007 base salary of $766,000. The Committee also recommended and the independent directors approved 2007 total cash awards to the NEOs of approximately 70% of current aggregate base salaries. See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2007 individual NEO cash awards.

In general, the greater the executive's scope of responsibility and contribution to achievement of growth in production and reserves, the greater the cash incentive awards. The CEO's cash incentive award complies with our internal equity guidelines because it does not exceed three times the next highest incentive cash award.

2008 Performance Factors and Weightings.    In December 2007, the Committee reviewed the performance factors and the weightings applicable to those factors for 2008 cash incentive awards. The Committee elected to use the same factors and weightings for 2008 that were used in 2007.

2008 Target Cash Flow.    At its February 2008 meeting, the Committee set the 2008 target cash flow at $1.143 billion. The forecast was prepared by management and was based on current estimates for production volumes and cost structure. The forecast also used oil and gas price assumptions based on year-end 2007 closing monthly contract futures prices on the New York Mercantile Exchange.

Long-Term Equity Incentive Awards

Our long-term equity incentive awards are designed to encourage executive retention and stock ownership and reward above-average long-term stock price performance.

Current Program.    In 2005, our market capitalization and management responsibilities significantly increased as a result of a large acquisition. In recognition of these changes and the increased competition for oil and gas industry executives, in December 2005 the Board approved a new long-term equity incentive program. The program provides for recurring annual awards of restricted stock. One-half of the restricted shares are subject to three-year time of service vesting, and the second half are subject to vesting based on three-year relative stock price performance. The program's objectives are to deliver to each executive a laddered portfolio of vesting common stock that provides a retention incentive, facilitates executive stock ownership and rewards better than average stock price performance.

The number of shares that vest based on our relative stock price performance can range from 0% to 100%. The comparison group used to determine relative stock price performance consists of companies in the Dow Jones U.S. Exploration & Production Index. See Comparison Groups above for a list of the companies in our comparison group.

The Committee determines relative performance by calculating the percentage difference between the 30-day average per share closing price of Cimarex and each company preceding the date of grant and 30 trading days preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. The number of shares that vest is scaled between 0% and 100% of the performance shares awarded. For performance between the 50th and 75th percentile, 50-75% of the shares vest. For relative performance below the 50th percentile, none of the performance shares vest.

In December of each year the Committee recommends the number of shares to be awarded the following year. As part of its determination, the Committee compares our total compensation program with the programs of companies in our base salary comparison group. The Committee also takes into account that one-half of the shares are "at-risk" and subject to the satisfaction of the performance criteria. The Committee determines the number of shares to be awarded to the CEO and the number of shares to be awarded to each other executive officer. Following a team-based management approach, each executive officer, other than the CEO, is awarded the same number of shares.

In January 2006, the Compensation Committee made its initial grants under the new program, and in January 2007 and 2008, the Committee made additional grants. No awards have yet vested. The following table summarizes both the performance and time-based portion of the awards.

Restricted Stock Awards

	Grant Date	Vesting Date	Restricted Shares Awarded	Minimum Number of Shares that will Vest	Maximum Number of Shares that will Vest
CEO	2006 2007 2008	1/3/2009 1/2/2010 1/2/2011	60,000 60,000 60,000	30,000 30,000 30,000	60,000 60,000 60,000
CFO and each NEO	2006 2007 2008	1/3/2009 1/2/2010 1/2/2011	30,000 30,000 30,000	15,000 15,000 15,000	30,000 30,000 30,000

At its September and December 2007 meetings, the Committee reviewed, in consultation with its compensation consultant, long-term equity incentive compensation and its relationship to total executive compensation. The Committee did not make any adjustments to the long-term equity incentive program.

2002 Restricted Stock Unit and Option Awards.    In December 2002 shortly following our September 2002 reorganization as Cimarex Energy Co., we awarded the CEO and NEOs restricted stock units and stock options. These awards were issued to retain executives and promote stock ownership. The restricted stock units fully vested in December 2007, but are not payable in shares until December 2010. The options fully vested in December 2007. If the CEO or any NEO elects to exercise vested options, he must hold until December 6, 2010 one-half of the shares remaining after delivering shares in payment of the exercise price and net taxes due upon exercise.

Other Compensation

Perquisites

We provide limited perquisites to our executive officers, and they are not a meaningful component of our overall compensation program. Perquisites that we do provide include athletic and dining club memberships, a financial planning allowance and medical reimbursement insurance. In 2007, the total cost of perquisites provided our CEO and NEOs was $16,013, and no executive officer's perquisites exceeded $10,000.

Retirement Benefits

The CEO and NEOs are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex full-time employees. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 5% of the employee's cash compensation, subject to limits imposed by Internal Revenue Service rules. Beginning in 2008, Cimarex increased its matching contribution from 5% to 7% and activated the profit-sharing contribution feature under its 401(k) Plan.

Supplemental Savings Plan

We also sponsor a Supplemental Savings Plan, a non-qualified deferred compensation plan that permits participants, including the CEO and NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Service limitations. Participants may defer a maximum of 50% of total annual cash compensation. In 2007, Cimarex matched 100% of the participants' contributions up to 5% of the participant's total annual cash compensation. Beginning in 2008, Cimarex increased its matching contribution from 5% to 7%.

Each of the CEO and the NEOs are 100% vested in all matching contributions. Contributions are invested in mutual funds available for investment under the Cimarex 401(k) Plan. The officer selects the funds for investment by providing advisory investment direction to Cimarex.

The Committee administers this plan and designates who may participate in the plan. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than 15 years, as the participant elects. In the event of a change in control, each participant receives a cash lump sum payment of the amount allocated to his/her account as of the last day of the month immediately preceding the date of the change in control. A change in control under the Supplemental Savings Plan is the same as the definition of a "change in control event" in our 2002 Stock Incentive Plan. See Potential Payments upon Change in Control or Termination for a summary of the definition of a "change-in-control event."

Cimarex's matching contributions to the 401(k) Plan and Supplemental Savings Plan are included in footnote 4 to the Summary Compensation Table. Participant and Cimarex contributions to the Supplemental Savings Plan are included in the Nonqualified Deferred Compensation table.

Total Compensation

The Committee periodically reviews total executive compensation. The three elements of compensation—base salary, annual cash incentive awards and long-term equity incentive awards—are the elements included in the Committee's review of total compensation. Post-termination benefits that are available to all full-time employees are not included in analysis of executive total compensation.

In its review of total compensation, the Committee believes that the level of compensation should increase in relation to an officer's increased responsibility. The more senior the job, the more the senior officer can affect results either positively or negatively. For example, our CEO's total annual cash compensation of base salary and an annual cash incentive award is approximately 90% higher than the next highest officer's base salary and annual cash incentive award.

Tax Considerations

Section 162(m) of the Code limits the amount of compensation deduction that the company may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. This limitation does not apply to "qualified performance based" compensation as defined under the federal tax laws if the performance goals are approved by the stockholders and other requirements for deductibility are met. At our 2006 Annual Meeting our stockholders approved performance goals for our restricted stock awards to enable performance-based restricted stock awards to qualify for the exemptions from the deduction limit, provided the other requirements are satisfied.

The Compensation Committee attempts to preserve the deductibility of compensation paid to an executive officer but does not limit executive compensation to amounts deductible under Section 162(m).

Internal Pay Equity

The purpose of our internal pay equity program is to ensure that the use of benchmarks to assist the company in establishing competitive pay levels does not result in excessive pay for the CEO relative to other officers. Our internal pay equity guidelines provide that the CEO's base salary will not be more than three times the base salary of the next highest base salary, and the CEO's cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award.

Our Board must approve any deviation from these guidelines. For 2007, our CEO's base salary and annual cash incentive award complied with our internal equity guidelines.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee oversees Cimarex's executive and director compensation program on behalf of the Board of Directors. The Compensation and Governance Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE L. Paul Teague, Chairman Jerry Box Hans Helmerich David A. Hentschel Michael J. Sullivan

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2007 and 2006 compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs"). Only our CEO has an employment agreement. See Potential Payments Upon Change-in-Control or Termination for information about his employment agreement.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Comp.(2)		Change in Pension Value and Nonqualified Deferred Comp. Earnings		All Other Comp.(3)		Total
F. H. Merelli, Chairman, Chief Executive Officer, President (CEO)	2007 2006	$ $	744,750 667,083	$ $	— —	$ $	1,888,670 1,449,726	$ $	643,006 690,286	$ $	520,000 140,000	$ $	— —	$ $	161.603 214,088	$ $	3,958,029 3,161,183

Paul Korus Vice President, Chief Financial Officer, and Treasurer (CFO)	2007 2006	$ $	364,583 333,333	$ $	— —	$ $	758,190 524,730	$ $	138,526 148,712	$ $	243,750 98,000	$ $	— —	$ $	95,642 46,699	$ $	1,600,691 1,151,474

Thomas E. Jorden Executive Vice President—Exploration	2007 2006	$ $	395,750 355,000	$ $	— —	$ $	758,190 524,730	$ $	138,526 148,712	$ $	272,690 106,400	$ $	— —	$ $	94,870 38,923	$ $	1,659,936 1,173,765

Joseph R. Albi Executive Vice President—Operations	2007 2006	$ $	364,583 333,333	$ $	— —	$ $	758,190 524,730	$ $	138,526 148,712	$ $	251,250 98,000	$ $	— —	$ $	98,176 49,340	$ $	1,610,725 1,154,115

Stephen P. Bell Senior Vice President—Business Development and Land	2007 2006	$ $	301,667 279,583	$ $	— —	$ $	758,190 524,730	$ $	138,526 148,712	$ $	238,700 81,200	$ $	— —	$ $	109,907 57,812	$ $	1,546,990 1,092,037
(1)
The dollar amounts reported in this column reflect the expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) and thus include amounts from awards granted in and prior to 2007. The assumptions utilized in the calculation of these amounts are set forth in footnote 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2007.

(2)
Amount reported for the year earned.

(3)
No individual's perquisites exceeded $10,000. There was no personal use of corporate aircraft. Following is a description of the items included in All Other Compensation:

Executive Officer	Unused Vacation		Company Contributions to Retirement Plans		Dividends		Tax Reimbursement(1)		Life Insurance Premiums		Total Other Compensation
F. H. Merelli 2007 2006	$ $	— 91,537	$ $	50,550 47,931	$ $	68,198 33,792	$ $	41,295 39,678	$ $	1,560 1,150	$ $	161,603 214,008

Paul Korus 2007 2006	$ $	2,706 8,358	$ $	30,014 29,501	$ $	16,880 7,280	$ $	44,482 —	$ $	1,560 1,560	$ $	95,642 46,699

Thomas E. Jorden 2007 2006	$ $	— —	$ $	31,858 30,083	$ $	16,880 7,280	$ $	44,482 —	$ $	1,560 1,560	$ $	94,780 38,923

Joseph R. Albi 2007 2006	$ $	8,104 —	$ $	27,150 40,500	$ $	16,880 7,280	$ $	44,482 —	$ $	1,560 1,560	$ $	98,176 49,340

Stephen P. Bell 2007 2006	$ $	20,087 14,279	$ $	26,898 34,693	$ $	16,880 7,280	$ $	44,482 —	$ $	1,560 1,560	$ $	109,907 57,812
(1)
The amounts in this column represent Medicare taxes due on restricted stock units that vested on December 6, 2007. The units are not payable in shares of common stock until December 6, 2010. Cimarex reimbursed each holder of restricted stock units, including the CEO and other NEOs, for this tax obligation resulting from vesting.

2007 GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan

Our annual cash incentive awards were made from a company performance-based pool. The entire pool is at risk and there is no threshold. The CEO's pool target is 100% of his year-end annualized salary, and his pool is limited to 200% of his salary. Our plan does not provide for individual targets for other executive officers, including the NEOs. Rather our plan provides for a pool target of 100% of combined year-end annualized base salaries of all participants in the pool. The aggregate maximum awards to all participants, including the NEOs, may not exceed 150% of total combined year-end annualized base salaries. See the description of the our annual cash incentive award plan in Compensation Discussion and Analysis, under Elements of Compenstion Program, Annual Cash Incentive Awards.

The following table is presented in compliance with Securities and Exchange Commission regulations. However, the information required by the table does not accurately reflect the terms of our annual cash incentive plan because, except for the CEO, our plan does not provide for individual targets or individual maximum awards. Despite these limitations, the table sets forth target and maximum amounts for the NEOs as if they were determined on an individual basis instead of on a pool-based approach.

The amounts listed in the Target column represent 100% of the year-end annualized base salary. The amounts listed in the Maximum column represent, with respect to the CEO, 200% of his year-end annualized base salary and for each NEO, 150% of his annualized base salary.

	Estimated Future Payouts Under Non-Equity Incentive Plan
				Actual Award Paid on 3/1/2008
Name	Threshhold	Target	Maximum
F. H. Merelli CEO	$0	$766,000	$1,532,000	$520,000

Paul Korus CFO	$0	$375,000	$562,500	$243,750

Thomas E. Jorden	$0	$407,000	$610,500	$272,690

Joseph R. Albi	$0	$375,000	$562,500	$251,250

Stephen P. Bell	$0	$310,000	$465,000	$238,700

Equity Incentive Plan Awards

The following table provides information regarding the annual awards of restricted stock made to the CEO and other NEOs. See Compensation Discussion and Analysis, Long-Term Equity Incentive Awards for a complete description of these awards.

			Estimated Future Payouts Under Equity Incentive Plan Awards
						Grant Date Fair Value of Stock Perf. Awards
	Award Grant Date	Comp Comm. Grant Date
Name			Threshold(2)	Target(2)	Maximum
F. H. Merelli CEO	1/2/07	12/11/06	30,000	30,000	60,000	$2,190,000

Paul Korus CFO	1/2/07	12/11/06	15,000	15,000	30,000	$1,095,000

Thomas E. Jorden	1/2/07	12/11/06	15,000	15,000	30,000	$1,095,000

Joseph R. Albi	1/2/07	12/11/06	15,000	15,000	30,000	$1,095,000

Stephen P. Bell	1/2/07	12/11/06	15,000	15,000	30,000	$1,095,000

(1)
Represents one-half of the total potential award that vests on the third anniversary of the award, subject to continued service.

(2)
The terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex's stock price performance relative to its peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Awards for the method of computing the number of shares that vest. The actual number of shares that vest is not determinable until January 2, 2010 (the third anniversary of the award). The shares disclosed in this column represent the shares the executive would have been entitled to (based upon December 2007 stock prices), had the award vested on January 2, 2008. Ordinary cash dividends are paid on the shares during the vesting period.

The following table provides information about all outstanding options and unvested stock awards held by each NEO as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options						Vested Restricted Stock Units Not Yet Payable(3)		Equity Incentive Plan Awards That Have Not Vested
Name	Exercisable		Unexercisable	Option Exercise Price		Option Expiration Date	No. of Units	Market Value of Unearned Units(4)	No. of Shares		Market Value of Unearned Shares(5)(4)

F. H. Merelli CEO	125,000 422,400	(1) (2)	0 0	$ $	13.3125 16.65	5/25/2010 12/06/2012	211,200	$8,982,336	120,000	(5)	$5,103,600

Paul Korus CFO	18,200	(2)	0		$16.65	12/06/2012	45,500	$1,935,115	60,000	(5)	$2,551,800

Thomas Jorden	72,800	(2)	0		$16.65	12/06/2012	45,500	$1,935,115	60,000	(5)	$2,551,800

Joseph Albi	82,800	(2)	0		$16.65	12/06/2012	45,500	$1,935,115	60,000	(5)	$2,551,800

Stephen Bell	91,000	(2)	0		$16.65	12/06/2012	45,500	$1,935,115	60,000	(5)	$2,551,800

(1)
Vested September 30, 2002

(2)
Vested December 6, 2007

(3)
Vested December 6, 2007, but not payable in shares until December 6, 2010

(4)
The amount in this column reflects the closing market price of the stock as of December 31, 2007 ($42.53) times the number of shares reported in the previous column.

(5)
One-half vests January 3, 2009 and the remaining half vests January 3, 2010

The following table provides information about the stock options exercised by our CEO and NEOs and restricted stock units that vested during 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
F. H. Merelli, CEO	250,000		$6,281,250	42,240	(1)	$1,701,850	(1)
Paul Korus, CFO	27,800	(2)	$551,830	45,500	(3)	$1,833,195	(3)
Thomas E. Jorden	—		$—	45,500	(3)	$1,833,195	(3)
Joseph R. Albi	6,500		$202,556	45,500	(3)	$1,833,195	(3)
Stephen P. Bell	—		$—	45,500	(3)	$1,833,195	(3)
(1)
The terms of Mr. Merelli's Restricted Stock Unit Agreement provide that the restricted stock units vest 20% each year beginning with the first anniversary of the date of grant (December 6, 2003) and are fully vested five years from the date of grant (December 6, 2007) but the units are not payable in shares of common stock until December 6, 2010.

(2)
The terms of the Option Agreement required Mr. Korus to retain one-half of the shares remaining after delivering shares in payment of the exercise price and any taxes due upon exercise.

(3)
The terms of each NEO's Restricted Stock Unit Agreement provide that the restricted stock units vest five years from the date of grant (the units vested on December 6, 2007) but the units are not payable in shares of common stock until December 6, 2010.

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in 2007.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1)		Registrant Contributions in Last FY(2)		Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE

F. H. Merelli CEO 2007 2006	$ $	28,300 32,931	$ $	32,550 36,931	$ $	27,665 37,027	$ $	— —	$ $	404,893 316,850

Paul Korus CFO 2007 2006	$ $	17,354 14,501	$ $	12,014 18,501	$ $	8,250 4,935	$ $	— —	$ $	91,949 54,505

Thomas E. Jorden 2007 2006	$ $	43,882 30,167	$ $	13,858 19,083	$ $	12,422 8,767	$ $	— —	$ $	286,014 216,054

Joseph R. Albi 2007 2006	$ $	4,900 25,500	$ $	9,150 29,500	$ $	5,473 6,192	$ $	— —	$ $	89,327 69,937

Stephen P. Bell 2007 2006	$ $	7,935 32,485	$ $	8,898 23,693	$ $	5,112 5,827	$ $	— —	$ $	206,032 184,216

(1)
The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)
The amounts reported in this column are included in the Other Compensation column and footnote thereto in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because, except for our CEO, NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Compensation Committee's analysis of total compensation.

We are obligated to make certain potential payments to our named executive officers or to accelerate the vesting of their equity awards upon a change-in-control, death, disability or termination of employment pursuant to the following plans and agreements:

  •
  change-in-control severance plan that covers all full-time employees, including the named executive officers;

  •
  2002 Stock Incentive Plan;

  •
  employment agreement with Mr. Merelli

  •
  change-in-control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

  •
  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the CEO or other NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

The following tables provide the estimated compensation and present value of benefits potentially payable to the CEO and each other NEO upon a change-in-control of Cimarex or termination of employment. The amounts shown assume that the termination or change-in-control occurred on December 31, 2007. The actual amounts to be paid can only be determined at the time of the executive's actual separation from Cimarex or the occurrence of a change-in-control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

Please see the narrative following the tables below for a discussion of the agreements providing for the payments required upon termination or a change-in-control.

Potential Payments upon Change-in-Control

Change-in-Control—Termination Without Cause

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Units(2)	Options	Employee Benefits(3)	280G Tax Gross Up(4)	Total Benefits
F. H. Merelli	$2,101,583	$559,180	$3,215,268	$—	$421,680	$1,238,036	$7,535,748
Paul Korus	$1,054,250	$273,750	$1,607,634	$—	$321,094	$—	$3,256,728
Thomas E. Jorden	$1,145,590	$297,110	$1,607,634	$—	$321,094	$696,281	$4,067,709
Joseph R. Albi	$1,061,750	$273,750	$1,607,634	$—	$116,860	$648,829	$3,708,823
Stephen P. Bell	$912,817	$226,300	$1,607,634	$—	$222,818	$629,972	$3,599,541
(1)
Amounts represent two years' base salary and cash incentive award based upon each executive officer's base salary at December 31, 2007 and the cash incentive award paid to each executive officer in 2008 for 2007 services, as provided in the Change in Control Severance Plan. The 2007 base salary and cash incentive award for each named executive officer appear in the Summary Compensation Table.

(2)
Amounts for acceleration of restricted stock were computed based upon the closing price of our common stock as of December 31, 2007 of $42.53 per share.

(3)
Amounts represent estimated payments under the Supplemental Savings Plan and the estimated value of continued medical, dental, disability and life insurance benefits for two years.

(4)
Amounts represent estimated additional payments to pay any applicable excise tax imposed by Section 4999 of the Code and related income taxes.

Change-in-Control—No Termination

Name	Restricted Stock and Stock Units(1)	Options	280G Tax Gross Up	Total Benefits
F. H. Merelli, CEO	$3,215,268	$—	$—	$3,215,268
Paul Korus, CFO	$1,607,634	$—	$—	$1,607,634
Thomas E. Jorden	$1,607,634	$—	$—	$1,607,634
Joseph R. Albi	$1,607,634	$—	$—	$1,607,634
Stephen P. Bell	$1,607,634	$—	$—	$1,607,634
(1)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2007 of $42.53 per share

Benefits Upon Change-in-Control—Termination without Cause

Change in Control Severance Plan

Our Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of a "change-in-control." The definition of a "change-in-control" under the plan is the same as the definition of a "change-in-control event" summarized below. See Benefits Upon a Change in Control—No Termination.

In the event of a change-in-control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change-in-control, each employee would be entitled to:

  •
  Cash severance payments of up to two years' salary and cash incentive award.

  •
  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

  •
  Continued medical, dental, disability and life insurance benefits for two years.

  •
  Additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code and related income taxes, interest and penalties.

Benefits payable under any other severance plan or agreement offset benefits payable under the Change in Control Severance Plan.

Assumed Change in Control Employment Provisions for Messrs. Albi, Bell, Jorden and Korus

We assumed the change-in-control provisions from the now expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change-in-control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times executive's base salary at the time of the change in control.

As a practical matter, the "change-in-control" benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change-in-control event. The percentage of voting securities that must be acquired in order to trigger a change-in-control event is less under the Change in Control Severance Plan than it is under the employment agreements.

A "change-in-control" under each employment agreement means any of the following:

  •
  Acquisition by stockholders representing 25% or more of the voting power of Cimarex without prior approval by at least two-thirds of directors not affiliated with the acquiring person.

  •
  During any period of 24 consecutive months, individuals who at the beginning of the 24-month period cease to constitute two-thirds of the total number of directors nominated by majority of directors in office immediately prior to period.

  •
  A merger or consolidation unless (i) at least two-thirds of the directors of the surviving entity are continuing Cimarex directors or (ii) Cimarex securities continue to represent or are converted into securities representing 80% of the combined voting power of the surviving entity.

  •
  The adoption of any plan or proposal to liquidate or dissolve Cimarex.

Benefits Payable Upon a Change-in-Control—No Termination

The Compensation and Governance Committee has the authority to accelerate vesting of any award made under our 2002 Stock Incentive Plan. The Committee has authorized acceleration of vesting in the event of a "change-in-control event" in all equity award agreements. The 2002 Stock Incentive Plan includes a definition of "change-in-control event." In summary, a "change-in-control event" means any of the following:

  •
  Acquisition of 15% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex without prior approval by the Board of Directors.

  •
  Members of our Board of Directors cease to constitute a majority of the directors.

  •
  A reorganization, share exchange or merger unless (i) the stockholders prior to the reorganization or merger continue to own more than 70% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger, (ii) no person owns 15% or more of the shares of common stock or combined voting power of the surviving corporation except to the extent that such ownership existed prior to the event, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the merger or reorganization were members of the board of directors at the time of executing the agreement to reorganize or merger.

  •
  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

Potential Payments upon Termination—No Change-in-Control

Death or Disability

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Units(2)	Options	Employee Benefits(3)	Total Benefits
F. H. Merelli	$1,532,000	$559,180	$3,215,268	$—	$404,893	$5,711,341
Paul Korus	$—	$—	$1,607,634	$—	$91,949	$1,699,583
Thomas E. Jorden	$—	$—	$1,607,634	$—	$286,014	$1,893,648
Joseph R. Albi	$—	$—	$1,607,634	$—	$89,326	$1,696,980
Stephen P. Bell	$—	$—	$1,607,634	$—	$206,031	$1,813,665
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and incentive compensation for the year of termination if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2007, and the maximum bonus earned by Mr. Merelli for 2007 services.

(2)
Amounts represent two years' base salary and cash incentive award based upon each executive officer's base salary at December 31, 2007 and the cash incentive award paid to each executive officer in 2008 for 2007 services, as provided in the Change in Control Severance Plan. The 2007 base salary and cash incentive award for each named executive officer appear in the Summary Compensation Table.

(3)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

Termination Without Cause

Name	Severance		Cash Incentive		Employee Benefits(2)	Total Benefits
F. H. Merelli, CEO	$1,532,000	(1)	$559,180	(1)	$404,893	$2,496,073
Paul Korus, CFO	$—		$—		$91,949	$91,949
Thomas E. Jorden	$—		$—		$286,014	$286,014
Joseph R. Albi	$—		$—		$89,326	$89,326
Stephen P. Bell	$—		$—		$206,031	$206,031
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and incentive compensation for the year of termination if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2007, and the maximum bonus earned by Mr. Merelli for 2007 services.

(2)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

Benefits Upon Death or Disability

Mr. Merelli or his heirs are entitled under his employment agreement to 24 months of his base salary and incentive compensation in the event of his death or disability.

The Committee has authorized acceleration of vesting of all equity awards in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Benefits Upon Termination Without Cause

In September 2002 we assumed Mr. Merelli's employment agreement from a predecessor company. His agreement is for an indefinite term. The agreement provides that if Mr. Merelli's employment is terminated because of (i) death or disability or (ii) without cause, he is entitled to continuation of his base salary for 24 months (reduced by long-term disability benefits, if applicable) and incentive compensation for the year of termination. "Without cause" includes a resignation by Mr. Merelli upon a change in his place of employment from Denver, Colorado without his consent. Mr. Merelli agreed not to reveal any trade secret or confidence and to surrender all information containing trade secrets or confidences. The confidentiality requirements of his employment agreement survive for three years following termination of employment.

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Cimarex has one class of voting securities outstanding. On March 26, 2008, there were 83,049,326 shares of common stock outstanding, with each share entitled to one vote.

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 26, 2008, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the Named Officers, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned (1)		Option Shares (2)	Beneficial Ownership Total	Percent of Class
Named Officers
F. H. Merelli (also director)	557,629		547,400	1,119,640	1%
Joseph R. Albi	92,259		82,800	180,303	<1%
Stephen P. Bell	94,500		91,000	185,500	<1%
Thomas E. Jorden	93,822		72,800	174,603	<1%
Paul Korus	102,757		18,200	120,957	<1%
Directors
Jerry Box	10,538		—	10,538	<1%
Glenn A. Cox	12,109		10,000	22,109	<1%
Cortlandt S. Dietler	134,922		30,000	164,922	<1%
Hans Helmerich	72,760	(3)	10,000	82,760	<1%
David A. Hentschel	10,922		10,000	20,922	<1%
Paul D. Holleman	10,922		35,000	45,922	<1%
Monroe W. Robertson	8,499		—	8,499	<1%
Michael J. Sullivan	3,819		10,000	13,819	<1%
L. Paul Teague	49,819		10,000	59,819	<1%
All executive officers and directors as a group (17 persons)	1,465,224		978,400	2,443,624	3%
(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include restricted stock units held by executive officers or deferred compensation units held by some directors. See Equity-Related Interests table below.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 26, 2008 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee and 1,072 shares held by a family trust of which Mr. Helmerich is a co-trustee. Also includes 11,450 shares owned by Mr. Helmerich's wife, and Mr. Helmerich disclaims beneficial ownership of these shares.

Beneficial Owners of More than Five Percent

Third Avenue Management LLC and Artisan Partners LP are the only stockholders who beneficially own five percent or more of our outstanding shares of common stock. The following table provides information regarding their stock ownership and is based on filings with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
Third Avenue Management LLC 622 Third Avenue New York, NY 10017	8,393,163	0	8,476,288	0	8,476,288	10.28%
Artisan Partners LP Limited Partnership 875 East Wisconsin Ave., Suite 800 Milwaukee, WI 53202	0	3,956,800	0	4,155,900	4,155,900	5.0%

Equity and Equity-Related Interests Held by Executive Officers and Directors

The following table shows, as of March 26, 2008, vested and unvested equity interests and common stock held by each of the executive officers set forth in the Summary Compensation Table, the directors and all of the executive officers and directors as a group:

	Unvested Restricted Stock(1)(2)	Restricted Stock Units/ Deferred Comp Units(3)(4)		Shares Underlying Stock Options		401(k)	Common Stock	Total
		Vested	Unvested	Vested	Unvested
Named Officers
F. H. Merelli (also director)	180,000	211,200	0	547,400	0	14,611	557,629	1,510,840
Joseph R. Albi	90,000	45,500	0	82,800	0	5,244	2,259	225,803
Stephen P. Bell	90,000	45,500	0	91,000	0	0	4,500	231,000
Thomas E. Jorden	90,000	45,500	0	72,800	0	7,981	3,822	220,103
Paul Korus	90,000	45,500	0	18,200	0	0	12,757	166,457
Directors
Jerry Box	4,869	—	—	—	—	—	5,669	10,538
Glenn A. Cox	4,948	—	—	10,000	0	—	7,161	22,109
Cortlandt S. Dietler	4,948	—	—	30,000	0	—	99,974	134,922
Hans Helmerich	660	2,655	4,288	10,000	0	—	72,760	90,363
David A. Hentschel	4,948	—	—	10,000	0	—	5,974	20,922
Paul D. Holleman	4,948	—	—	35,000	0	—	5,974	45,922
Monroe W. Robertson	4,566	—	—	—	—	—	3,933	8,499
Michael J. Sullivan	660	2,655	4,288	10,000	0	—	3,819	21,422
L. Paul Teague	4,948	1,829	0	10,000	0	—	44,871	61,648
All executive officers & directors as a group (17 persons)	745,245	457,839	32,826	983,200	4,800	31,114	840,185	3,095,209
(1)
The restricted stock held by the executive officers is subject to three-year cliff vesting and the satisfaction of performance goals. See COMPENSATION AND DISCUSSION ANALYSIS, Elements of Cimarex Executive Compensation Program, Long-Term Incentive Awards in this proxy statement.

(2)
The restricted stock held by the directors vests in three equal annual installments, beginning with the first anniversary from the grant date.

(3)
The restricted stock units vest five years from the date of grant and are payable in shares of common stock on the eighth anniversary of the date of grant.

(4)
The deferred compensation units held by certain directors vest in three equal annual installments and represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the Securities and Exchange Commission may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described below and the related fees were pre-approved by the Audit Committee in 2006 and 2007.

Fees

The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2007		2006
Audit Fees	$975,500		$989,500
Audit-Related Fees	$282,100	(1)	$—
Tax Fees	$472,212	(2)	$429,022	(2)
All Other Fees	$—		$—
(1)
Fees related to a review of filings performed during the year related to a debt offering and a comfort letter and (b) services related to the divestiture of various oil and gas properties.

(2)
Includes review of federal and state tax returns and compliance issues.

Report of Audit Committee

The Audit Committee oversees Cimarex's financial reporting process on behalf of the Board of Directors, including Cimarex's internal controls, the quality of its financial reporting and the independence and performance of Cimarex's independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2007 and met with both management and KPMG, Cimarex's independent registered public accounting firm, to discuss those financial statements and the effectiveness of Cimarex's internal control over financial reporting. In addition, we have received from KPMG the communication required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG their independence from Cimarex and its management. The

Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE AUDIT COMMITTEE Monroe W. Robertson, Chairman Glenn A. Cox Cortlandt S. Dietler Paul D. Holleman

OTHER MATTERS

Transactions with Related Persons

The Compensation and Governance Committee charter provides that the Committee will annually review, report and make recommendations to the Board regarding related party transactions required to be disclosed pursuant to SEC Regulations for potential conflict of interest situations and any relationships that may adversely affect the independent judgment of a director. Our Code of Business Conduct also provides that the Board will review potential conflicts of interest and determine independence of board members. See Corporate Governance, Independence of Board Members.

Hans Helmerich, a director of Cimarex, is the president, chief executive officer, a director and less than 2% stockholder of Helmerich & Payne, Inc. During 2007, we contracted for drilling rigs and services with Helmerich & Payne, Inc. in arms' length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. In 2007, we paid Helmerich & Payne, Inc. $21,763,352 for drilling rigs and services, which represented less than 2% of Helmerich & Payne, Inc.'s gross revenues. The Board of Directors is not involved in the selection and award of contract drilling services. Our Board by resolution concluded that (i) the transactions with Helmerich & Payne, Inc. are proper and are not material when compared to our total drilling costs, (ii) Mr. Helmerich does not have a material interest in the transactions and (iii) his relationship with Helmerich & Payne, Inc. does not interfere with his independent business judgment while serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. The reports by such persons are published on our website at http://www.cimarex.com. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2007, except a report for James H. Shonsey, Vice President and Controller, relating to the grant of shares of restricted stock, was filed late.

Complaint and Reporting Procedures

We have established complaint and reporting procedures, which are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with our non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

CIMAREX ENERGY CO.

VOTE BY INTERNET OR TELEPHONE
QUICK *** EASY *** IMMEDIATE

As a stockholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 20, 2008.

[ICON]		[ICON]		[ICON]
Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Please mark your votes like this ☒

PROXY BY MAIL
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of three Class III directors:
		FOR	AGAINST	ABSTAIN
	(01) David A. Hentschel	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(02) F. H. Merelli	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(03) L. Paul Teague	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratify appointment of KPMG LLP as independent auditors for 2008.	☐	☐	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

Label Area 4" × 1 1/2"

PRINT AUTHORIZATION        (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:	DATE:	TIME:

Registered Quantity	Broker Quantity

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:
Signature	Signature	Date	, 2008.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give title as such.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

          The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 21, 2008, or any adjournment thereof.

          For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 18, 2008, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the reverse side)